As filed with the Securities and Exchange Commission on December 10, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

the Securities Act of 1933

LEGGETT & PLATT, INCORPORATED

(Exact Name Of Registrant As Specified In Its Charter)

Missouri	44-0324630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 1 Leggett Road

Carthage, Missouri 64836

(417) 358-8131

(Address, including zip code, and telephone number,

including area code of, registrant’s principal executive office)

LEGGETT & PLATT, INCORPORATED

Deferred Compensation Program

(Full Title of the Plan)

ERNEST C. JETT

Vice President, General Counsel and Secretary

Leggett & Platt, Incorporated

No. 1 Leggett Road, Carthage, Missouri 64836

(417) 358-8131

(Name, Address, including Zip Code and Telephone Number,

including Area Code, of Agent For Service)

Please Send Copies of Communications to:

R. Randall Wang, Esq.

Bryan Cave LLP

One Metropolitan Square, Suite 3600

St. Louis, Missouri 63102-2750

(314) 259-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Obligation (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations (including Stock Options, Stock Units and Cash Deferrals) (1)	$20,000,000	(3)	$20,000,000	$2,534
Common Stock, $0.01 par value per share and attached Preferred Stock Purchase Rights (5)	NA(4)	NA	NA	NA

1)	The Deferred Compensation Obligations are unsecured obligations of Leggett & Platt, Incorporated to pay deferred compensation in the future in accordance with the terms of the Leggett & Platt, Incorporated Deferred Compensation Program.

2)	This Registration Statement also covers such additional shares of Common Stock, Options to purchase, and Stock Units convertible into shares of Common Stock as may be issuable pursuant to the antidilution provisions of the Deferred Compensation Program and the 1989 Flexible Stock Plan, under which the shares of Common Stock, Options and Stock Units will be issued.

3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933 and exclusive of accrued interest and dividends, if any. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered, the maximum offering price per unit or the proposed maximum offering price.

4)	The underlying shares of Common Stock listed herein have been registered, and the appropriate Registration Fee paid, pursuant to the Registration Statement on Form S-8 (File No. 333-113966) relating to Leggett & Platt, Incorporated’s 1989 Flexible Stock Plan. The Options and Stock Units are a component of the Deferred Compensation Obligations, and the Proposed Maximum Offering Price of the Options and Stock Units have been included in, and the Registration Fee for the Options and Stock Units calculated and paid as a portion of, the Proposed Maximum Offering Price and Registration Fee of the Deferred Compensation Obligations. As a result, no additional registration fee is required to be paid upon the Options, Stock Units or the shares of Common Stock.

5)	Each share of Common Stock issued also represents one Preferred Stock Purchase Right. Such Rights cannot currently trade separately from the underlying Common Stock and therefore do not carry a separate price or necessitate an additional registration fee.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents listed in (a) through (e) below, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a) Leggett & Platt, Incorporated’s (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2003 (File No.001-07845);

(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, and its amended Report on Form 10-Q/A for the quarter ended June 30, 2004, filed August 16, 2004 (File No. 001-07845);

(c) The Company’s Current Reports on Form 8-K filed December 10, 2004, November 9, 2004 and September 1, 2004 (File No. 001-07845);

(d) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated June 5, 1979, as amended on Form 8 dated May 10, 1984, including any amendments or reports filed for the purpose of updating such description; and

(e) The description of the Company’s Preferred Stock Purchase Rights contained in the Company’s Form 8-A filed January 25, 1999, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents except that the portion of any Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or other applicable Item shall not be incorporated by reference herein.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Common Stock and Preferred Stock Purchase Rights of Leggett & Platt, Incorporated are registered under Section 12 of the 1934 Act and, accordingly, no description is provided hereunder.

The following description of the deferred compensation obligations registered hereunder is qualified by reference to the Leggett & Platt, Incorporated Deferred Compensation Program (the “Program”). A copy of the Program is filed as Exhibit 4.3 to this Registration Statement. Stock Options and Stock Units provided for in the Program are granted under the 1989 Flexible Stock Plan, as amended, and will be subject to the terms of that plan.

The Program is available to (i) all directors and officers of the Company subject to the requirements of Section 16 of the Securities Exchange Act of 1934, and (ii) such other employees of the Company selected by the Compensation Committee of the Board of Directors (the “Committee”). The deferred compensation obligations (the “Obligations”) will be unsecured general obligations of the Company to pay the deferred compensation to participating directors, officers and employees in the future in accordance with the terms of the Program. The Obligations will rank equally with other unsecured and unsubordinated indebtedness of the Registrant outstanding from time to time.

Each participant may elect to defer all or a portion of his compensation to be earned and vested in the next calendar year, in accordance with the terms of the Program. Participants may elect to defer compensation using any combination of three alternatives, discussed in more detail below: Stock Options, Stock Units or L&P Cash Deferral. Deferred compensation vests at the time the participant would have been entitled to receive the compensation but for the election to defer.

Unless authorized by the Committee, the Company’s obligation, as respects deferred compensation, may not be transferred, assigned or pledged during a participant’s lifetime. The Company may amend or terminate the Program at any time. However, no such amendment or termination will deprive any participant of the right to receive benefits previously vested under the Program.

Stock Options

Participants may choose to defer compensation in exchange for Options to purchase the Company’s common stock at a future date. All Options will be non-qualified options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended to date. Options will be granted as of the date of the lowest closing stock price in December of each year or such other date as determined by the Committee.

Unless the Committee determines otherwise, the number of shares granted to an electing participant is equal to the nearest number of whole shares determined under the following formula: (Compensation Foregone multiplied by 5) divided by the Exercise Price. For purposes of this calculation, “Compensation Foregone” is the sum of the deferred compensation plus any Lost Retirement Benefit Amount, as defined under the Program. The Exercise Price of the Options is the fair market value of the Company’s common stock on the date of the grant.

Options will have a ten year term and are subject to certain limitations on transferability, as defined in the Program. Options are exercisable at the later of 12 months after the grant date, or the date the option vests. Notwithstanding these provisions, any vested Option will become immediately exercisable upon the death or disability of the participant. Any Option not vested at the time a participant’s employment with the Company terminates for any reason will be terminated, and no Option will be exercisable after the expiration of its term.

Options may be exercised only by delivering a written notice to the Company accompanied by payment of the Exercise Price for the shares purchased, which may be in any combination of cash or shares of common stock, as further described in the Program. A participant will have no rights as a shareholder with respect to the shares covered by Options until he receives a stock certificate for the shares.

Stock Units

Participants may defer compensation into Stock Units equivalent to shares of L&P stock. Stock Units are not transferable and do not carry voting rights.

Stock Units will be credited to participant accounts on a bi-weekly basis or as the compensation otherwise would have been paid. When dividends are paid on the Company’s common stock, the Company will make contributions to participant accounts equal to the dividends paid on L&P stock. All Stock Units will be acquired at a price equal to 80% of the fair market value of a share of the Company’s common stock on the date of the bi-weekly deferral or dividend payment.

Participants may elect to receive payment of the Stock Units in a lump sum or annual installments for up to 10 years. The initial payout must occur at least two years and not more than ten years after the deferral election. At distribution, Stock Units will be converted to the appropriate number of whole shares of Common Stock and issued to the participant.

L&P Cash Deferral

Compensation deferred under the L&P Cash Deferral component of the Program will accrue interest from the date the deferred compensation would have been paid at a rate established by the Company’s Chief Financial Officer.

Participants may elect to receive payment of the L&P Cash Deferral in a lump sum or annual installments for up to 10 years. The initial payout must occur at least two years and not more than ten years after the deferral election.

Finally, if a participant elects an L&P Cash Deferral, he may at a later date request that the Committee grant an Option or Stock Units in lieu of the L&P Cash Deferral. The Committee, at its sole discretion and as permitted under applicable law, may grant such request, on such date and upon such terms as it may determine. The participant will forfeit all accrued interest relating to the L&P Cash Deferral if the Committee grants the request.

Miscellaneous

Participants may make a one-time election to extend the payout period or change the form of distribution for Stock Units and L&P Cash Deferrals, not to exceed any maximum payout period established by the Committee. The election change must be made not less than 12 months before the first scheduled payment date designated in the original Election and must extend the first distribution payment by at least five years.

In the event of an unforeseeable emergency, as defined in the Program, the Committee may, in its sole discretion and as permitted under applicable law, permit early payment of all or a portion of a vested L&P Cash Deferral or Stock Unit account.

In the event of a stock dividend, stock split, merger, consolidation or other recapitalization of the Company affecting the number of outstanding shares of Common Stock, the number of Option shares and Exercise Price and the number of Stock Units credited to a Participant’s account will be appropriately adjusted.

Item 5.	Interests of Named Experts and Counsel.

Ernest C. Jett, Vice President, General Counsel and Secretary of the Company, has rendered an opinion as to the legality of the Company’s Deferred Compensation Obligations and common stock being registered hereby. Mr. Jett is paid a salary and bonus by the Company, participates in certain of the Company’s employee benefit plans, and owns shares of common stock and options to acquire shares of common stock.

Item 6.	Indemnification of Directors and Officers.

The Company is a Missouri corporation. Section 351.355 of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. This section also provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Under the Company’s Restated Articles of Incorporation and Missouri corporation laws, each of the present and former directors and officers of the Company may be entitled to indemnification under certain circumstances from certain liabilities, claims and expenses arising from any threatened, pending or completed action, suit or proceeding (including any such action, suit or proceeding arising under the Securities Act of 1933, as amended), to which they are made a party by reason of the fact that he is or was a director or officer of the Company.

The Company insures its directors and officers against certain liabilities and has insurance against certain payments which it may be obliged to make to such persons under the indemnification provisions of its Restated Articles of Incorporation.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Restated Articles of Incorporation of the Company as of May 13, 1987; Amendment, dated May 12, 1993; Amendment, dated May 12, 1999 filed March 11, 2004 as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, is incorporated by reference. (SEC File No. 001-07845)

3.2	By-Laws of the Company as amended through August 4, 2004 filed August 5, 2004 as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated herein by reference. (SEC File No. 001-07845)

4.1	Article III of the Company’s Restated Articles of Incorporation, as amended, filed as Exhibit 3.1 hereto, is incorporated by reference.

4.2	Rights Agreement effective February 15, 1999 between the Company and UMB Bank, N.A., as successor Rights Agent to ChaseMellon Shareholder Services, LLC, pertaining to preferred stock rights distributed by the Company, filed December 1,1998 as Exhibit 4 to the Company’s Current Report on Form 8-K, is incorporated by reference. (SEC File No. 001-07845)

4.3	The Company’s Deferred Compensation Program, as amended and restated effective December 31, 2004, filed December 10, 2004 as Exhibit 10.1 to the Company’s Current Report on Form 8-K, is incorporated herein by reference. (SEC File No. 001-07845)

5.1	Opinion of Ernest C. Jett, Vice President, General Counsel and Secretary of Leggett & Platt, Incorporated.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernest C. Jett, Vice President, General Counsel and Secretary (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carthage, State of Missouri on the 10th day of December, 2004.

LEGGETT & PLATT, INCORPORATED

By:	/s/ ERNEST C. JETT
Ernest C. Jett
Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Felix E. Wright, David S. Haffner, Matthew C. Flanigan, and Ernest C. Jett, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto and all other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ FELIX E. WRIGHT Felix E. Wright	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	December 10, 2004

/s/ MATTHEW C. FLANIGAN Matthew C. Flanigan	Vice President and Chief Financial Officer (Principal Financial Officer)	December 10, 2004

/s/ WILLIAM S. WEIL William S. Weil	Vice President – Corporate Controller (Principal Accounting Officer)	December 10, 2004

/s/ RAYMOND F. BENTELE Raymond F. Bentele	Director	December 10, 2004

Ralph W. Clark	Director

/s/ HARRY M. CORNELL, JR. Harry M. Cornell, Jr.	Director	December 10, 2004

/s/ ROBERT TED ENLOE, III Robert Ted Enloe, III	Director	December 10, 2004

/s/ RICHARD T. FISHER Richard T. Fisher	Director	December 10, 2004

/s/ KARL G. GLASSMAN Karl G. Glassman	Director	December 10, 2004

/s/ DAVID S. HAFFNER David S. Haffner	Director	December 10, 2004

/s/ JUDY C. ODOM Judy C. Odom	Director	December 10, 2004

/s/ MAURICE E. PURNELL, JR. Maurice E. Purnell, Jr.	Director	December 10, 2004

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Articles of Incorporation of the Company as of May 13, 1987; Amendment, dated May 12, 1993; Amendment, dated May 12, 1999 filed March 11, 2004 as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, is incorporated by reference. (SEC File No. 001-07845)

3.2	By-Laws of the Company as amended through August 4, 2004 filed August 5, 2004 as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated herein by reference. (SEC File No. 001-07845)

4.1	Article III of the Company’s Restated Articles of Incorporation, as amended, filed as Exhibit 3.1 hereto, is incorporated by reference.

4.2	Rights Agreement effective February 15, 1999 between the Company and UMB Bank, N.A., as successor Rights Agent to ChaseMellon Shareholder Services, LLC, pertaining to preferred stock rights distributed by the Company, filed December 1, 1998 as Exhibit 4 to the Company’s Current Report on Form 8-K, is incorporated by reference. (SEC File No. 001-07845)

4.3	The Company’s Deferred Compensation Program, as amended and restated effective December 31, 2004, filed December 10, 2004 as Exhibit 10.1 to the Company’s Current Report on Form 8-K, is incorporated herein by reference. (SEC File No. 001-07845)

5.1	Opinion of Ernest C. Jett, Vice President, General Counsel and Secretary of Leggett & Platt, Incorporated.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernest C. Jett, Vice President, General Counsel and Secretary (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).